October 30, 2007

Open Letter to Online Resources Shareholders and Other Stakeholders:

I’m writing you in response to the recent sharp decline in the Online Resources’ stock price. We had a solid third quarter, but moderated our outlook for 2008 relative to analysts’ consensus expectations.

It has been particularly painful to watch committed, long-term investors (including myself) see the value of their investment in Online Resources plummet in response to this news.

We will publish our official guidance for 2008 in early December, after completion of our budget, but we have established preliminary performance targets. We are looking for revenue growth of 20 percent, Ebitda growth of 25 percent, and core eps growth of 30 percent. The targets are bounded by +/- 5 percent. Target organic growth is a very strong 16 percent.

In my judgment, even at the low-end of its target ranges, today Online Resources is a better investment value than ever before, with lower risk and a stronger strategic outlook for growth. I have never felt better about the Company’s prospects.

As such, I am announcing my intention to purchase additional common shares of Online Resources beginning November 1, 2007. This notice of my intent to purchase offers investors time to absorb my intentions and my stated personal belief that the Company is significantly undervalued.

At a price level consistent with yesterday’s close, my initial purchase of Online Resources shares will likely be approximately 10,000 shares. And if I can responsibly increase my investment, I will.

The Company sits at the center of a transformation in financial services. We are a major player in the rapidly growing electronic payments industry. We not only expect to get our fair share of that growth, but I think we can increase our share. We have the scale, agility and focus to compete.

Online Resources is uniquely positioned in the industry, as it is both vertically and horizontally integrated. This gives us powerful “integrative” capabilities — which are a key to success in web-based financial services and one of the reasons many industry participants and observers consider our business strategically attractive.

We further enjoy a culture of client service and trust, developed over 15 years since our founding. In the final analysis, this is what our business is all about. Our client base is well diversified, spanning both banking and e-commerce, and we enjoy high client retention.

We have weathered a number of large client departures in the past year. They were related to our acquisitions, or due to changes in the client’s strategy or independence, not our performance. The 2008 targets incorporate these departures, and we don’t anticipate additional large client turnover. Today, no client represents more than 3 percent of our revenue.

Our recurring revenue, largely fixed-cost business model is relatively visible – however, as reflected in our 2008 outlook, we are in a zone of high operating leverage that makes earnings unusually sensitive to revenue growth.

With this business profile, and your continuing trust, I firmly believe we can drive shareholder value. I am confident we will continue our record of strong performance and that our dedicated management team can deliver the results you want.

Thank you for hearing me out. Though my intended share purchases will be measured as modest by some, the added investment is made with the same level of enthusiasm I felt at the founding of Online Resources.

Sincerely,

Matthew P. Lawlor
Chairman and CEO

This letter is covered under the Safe Harbor provisions of the Securities Litigation Reform Act. The letter contains statements about future events and expectations of Online Resources that are forward-looking and involve risks and uncertainties detailed in filings made by the company with the Securities and Exchange Commission.